EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At the Company	Investors:
Contact: Jim Klingler, CFO	EVC Group
Phone: (818) 734-8600	Doug Sherk, CEO or
Jennifer Beugelmans, SVP
Phone: (415) 896-6820

NORTH AMERICAN SCIENTIFIC SECURES NEW LINE OF CREDIT AGREEMENT

WITH SILICON VALLEY BANK

Chatsworth, CA – October 6, 2005 — North American Scientific, Inc. (Nasdaq: NASI) today announced that it has executed a Loan and Security Agreement with Silicon Valley Bank, the primary subsidiary of SVB Financial Group (Nasdaq: SIVB),  for a revolving line of credit of up to $5 million.

“This new line of credit will strengthen our resources and provide flexibility to execute our business plan, including the new product initiatives planned for fiscal 2006,” said L. Michael Cutrer, President and Chief Executive Officer of North American Scientific, Inc. “We believe this new relationship with Silicon Valley Bank reflects its confidence in our improving financial fundamentals and opportunities for future growth. We appreciate their excellent service, and we look forward to working with them in growing our business.”

The new revolving line of credit is based on the Company’s eligible accounts receivable and cash and marketable securities. The Agreement has a renewable one-year term, is subject to certain financial covenants, and is secured by all of the Company’s assets.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company’s principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company’s IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company’s clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.